Shareholder Letter Q4 2022

2

Dear Shareholders, In Short • Top line: Our fourth quarter saw 64% top line growth, with IFP of $625 million. • Loss Ratio: Steady and significant improvement in loss ratios across the book. Gross Loss Ratio was 89% for the quarter, down from 94% in the prior quarter, and 96% in Q4 ’21. • Bottom line: Adjusted EBITDA Loss contracted to $52 million, down from $66 million in Q3; while Net Loss for the period was $64 million, down from $91 million in the prior quarter. In Full 2022 was a year in which Lemonade grew and matured in material ways. It was our first full year with all five major products in market: Renters, Homeowners, Car, Pet, and Life. With the heavy lifting associated with building new products behind us, we were able to shift much of our firepower to lowering our loss ratio and expense ratio, all while growing with our customers. Indeed, even as our loss ratio continued its (uneven) decline and we saw what we expect are peak losses, our IFP increased by 64%. It was the year in which we added a new insurance entity licensed in 49 states, and precision data from billions of miles driven as part of the Metromile acquisition. It was a year of soaring inflation, in response to which we filed eight times more rate changes with regulators across the country, as compared to 2021. Most of these rate changes have yet to be approved, implemented, and earned in, so we expect continued loss ratio improvement as they do. 3

As for Q4, it was a quarter of good news across the board: strong growth, improving loss ratios, and greater efficiencies. With peak losses expected to be behind us, Q4 ‘22 saw a sizable improvement in Adjusted EBITDA, both in absolute dollar terms, and - to an even greater extent - in percentage terms, relative to our total book of business. We expect our Adjusted EBITDA to continue to improve on an annualized basis (seasonality means improvements won’t always be sequential), driven by a better loss ratio and operational efficiencies over time. Indeed, our Adjusted EBITDA loss this quarter was almost identical to that of Q4 '21, yet our business was two thirds larger this year than last - highlighting the rapid and demonstrable improvements to our underlying business during the course of 2022. Looking forward to 2023, we will double down on the fundamentals of our business, focusing on the three levers we expect will take us to profitability: 1. Cross sells and upsells (ADR) 2. Loss Ratio 3. Growth (IFP) Cross sells & Upsells Our Annual Dollar Retention (ADR) continued its steady climb, hitting a new high of 86%, reflecting how customers are increasing their number of policies, and premiums per policy, over time. We believe ADR will continue to improve, driven mainly by a more diversified product mix and an increase in our multi-line customer rate. Looking at Illinois, a state offering all Lemonade products for at least 12 months (ADR is an annual metric), may offer a preview of things to come. 4

Annual Dollar Retention
Illinois
Everywhere else
87%
95%
82%
86%
Q4 '21
Q4 '22

Loss Ratio

Loss Ratio continued to improve in Q4, notwithstanding the devastating Winter Storm Elliott in the final days of the year. Each major storm presents an extreme stress test for both our operational and financial model, and we're happy to report that both performed well.

The operational efficiency of our claims team improved since our last catastrophic event ("CAT"), driven by continuous updates to our tech infrastructure, together with a dedicated human CAT team.

It starts with our Watchtower technology, which tracks and provides early warning for extreme weather and wildfire events, while automatically pausing marketing campaigns in affected areas and instituting a delayed-start-date for policies. Once the CAT has hit, our technology dynamically changes to a customer experience flow streamlined for our customers in CAT-zones, allowing them to fast track CAT-specific claims.

AI Jim, our claims bot, pays legitimate claims fast, and - as often needed with CAT - triages the more complex claims to designated human CAT experts. This efficiency allows us to maintain our high satisfaction rate (NPS, CSat) for CAT-related claims. In fact, in the recent CAT events, our team and instant

5

response technology earned us a NPS of 71 - on par with our normal course of business, and way above traditional insurance levels. Dealing with extreme weather events comes with the business, and paying for the losses they bring is part and parcel of our economics. That said, CATs can obscure underlying trends, which is why we also track loss ratios ex-CAT (AKA 'attritional loss ratio'). To wit, while our gross loss ratio improved around five points since Q3, our loss ratio ex-CAT improved nearly nine points in that time. Indeed, during our recent Investor Day, we shared our Q4 estimates for loss ratio by product, and happily, all attritional loss ratios were lower (better) than the projections we shared in November. (Our gross loss ratio - including CAT - was also better than we projected for all products, except renters.) Growth While we are confident that our loss ratios are trending as they ought, regulatory rate approvals - in some states and products more than others - have not kept pace with inflationary pressures. So long as these mismatched pockets persist, our growth will be more muted, as we skirt mispriced enclaves. Happily, the unusually rapid pace of inflation in 2022 may be showing signs of slowing, and these mismatched holdouts are shrinking. Yet, inflation in pet services and home and car repairs, have trended disproportionately high, and some regulators have been slow or resistant in approving commensurate rate adjustments. Our determination to exclude such areas from our growth plans means that for now we expect overall annual IFP growth of approximately 11-12%, though we'll look to catch up to our multi-year target of 20-25% as our rates come online. All told, we enter 2023 materially stronger, better, and bigger than we entered 2022. We fully expect 2023 to see continued improvements in loss 6 ratio, efficiencies, and growing with our customers. And that, for Lemonade, is the whole kit and caboodle. 7

Q4 2022 Results, KPIs and Non-GAAP Financial Measures In Force Premium IFP, defined as the aggregate annualized premium for customers as of the period end date, increased by 64% to $625.1 million as compared to the fourth quarter of 2021, primarily due to a 27% increase in the number of customers as well as a 30% increase in premium per customer. Annual growth of IFP absent the impact of the Metromile acquisition would have been approximately 38%. Customers Customer count increased by 27% to 1,807,548 as compared to the fourth quarter of 2021. Premium per Customer Premium per customer, defined as in force premium divided by customers, was $346 at the end of the fourth quarter, up 30% from the fourth quarter of 2021. This increase is primarily due to the impact of the Metromile acquisition, as car customers typically have a premium per customer level higher than the historical Lemonade average, and to a lesser extent, increasing prevalence of multiple policies per customer, growth in the overall average policy value, and the continued shift of our business mix toward products with higher average policy values. Annual Dollar Retention ADR, defined as the percentage of IFP retained over a twelve month period, inclusive of changes in policy value, changes in number of policies, changes in policy type, and churn, was 86% at the end of the quarter, an increase of 4 percentage points from the fourth quarter of 2021. 8

Gross Earned Premium Fourth quarter gross earned premium of $151.3 million increased by $62.0 million or 69% as compared to the fourth quarter of 2021, primarily due to the increase of IFP earned during the quarter. Revenue Fourth quarter revenue of $88.4 million increased by $47.4 million or 116% as compared to the fourth quarter of 2021, primarily due to the increase of gross earned premium during the quarter, and to a lesser extent, a reduction in the proportion of earned premium ceded to reinsurers, from approximately 72% in Q4 '21 to approximately 58% in Q4 '22. Absent this shift in cession rate, revenue would have grown roughly in line with Gross Earned Premium. Gross Profit Fourth quarter gross profit of $12.7 million increased by $4.9 million or 63% as compared to the fourth quarter of 2021, primarily due to an overall increase in revenue in the period. Adjusted Gross Profit Fourth quarter adjusted gross profit of $17.9 million increased by $5.3 million or 42% as compared to the fourth quarter of 2021, primarily due to an increase in revenue in the period, partially offset by the impact of Metromile's 30% quota share ceding rate. Adjusted gross profit is a non-GAAP metric. Reconciliations of GAAP to non- GAAP financial measures, as well as definitions for the non-GAAP financial measures included in this letter and the reasons for their use, are presented at the end of this letter. 9

Loss Ratio Gross loss ratio in the fourth quarter was 89%, down from 94% in the prior quarter and down from 96% as compared to the fourth quarter of 2021, as discussed above. Operating Expense Total operating expense, excluding net loss and loss adjustment expense, in the fourth quarter increased by $10.5 million to $95.0 million as compared to the $84.5 million in the fourth quarter of 2021. The increase was primarily driven by the addition of expenses related to Metromile. The impact of Metromile on operating expense in Q4 2022 was approximately $15 million. Other insurance expense grew 68% in the fourth quarter vs. the prior year, roughly in line with the growth of earned premium. Sales & Marketing expense declined by $10 million, primarily due to lower growth acquisition spending to acquire new customers offset by some one-time software expense rationalization expenses that will reduce future recurring expenses. Technology development expense increased 43%, primarily due to increase personnel and hosting expenses to support customer and product growth. G&A expense increased 35% as compared to the fourth quarter of 2021, but notably, decreased by $9 million as compared to the prior quarter. Net Loss Net loss in Q4 was $63.7 million, or $(0.93) per share, as compared to $70.3 million, or $(1.14) per share, in the fourth quarter of 2021. Adjusted EBITDA Adjusted EBITDA loss of $51.7 million increased by $0.5 million as compared to the fourth quarter of 2021. Adjusted EBITDA is a non-GAAP metric. Reconciliations of GAAP to non- GAAP financial measures, as well as definitions for the non-GAAP financial 10 measures included in this letter and the reasons for their use, are presented at the end of this letter. Cash & Investments The Company’s cash, cash equivalents, and investments totaled approximately $1.04 billion at December 31, 2022 as compared to $1.07 billion as of December 31, 2021, primarily reflecting the $163.0 million of net cash used in operations since December 31, 2021, offset by $164.8 million of cash, cash equivalents and investments acquired via the Metromile acquisition. As of December 31, 2022, approximately $350.4 million in cash, cash equivalents, and investments, was held in accounts owned by our US and Dutch insurance company subsidiaries, and our Dutch insurance holding company, which are restricted by statute as to the amount of dividends they may pay without the prior approval of their respective regulatory authorities. A portion of these assets are held in support of regulatory surplus requirements. 11

Key Operating and Financial Metrics Three Months Ended December 31, Year Ended December 31, 2022 2021 2022 2021 ($ in millions, except Premium per customer) Customers (end of period) 1,807,548 1,427,481 1,807,548 1,427,481 In force premium (end of period) $ 625.1 $ 380.1 $ 625.1 $ 380.1 Premium per customer (end of period) $ 346 $ 266 $ 346 $ 266 Annual dollar retention (end of period) 86% 82% 86% 82% Total revenue $ 88.4 $ 41.0 $ 256.7 $ 128.4 Gross earned premium $ 151.3 $ 89.3 $ 490.5 $ 292.0 Gross profit $ 12.7 $ 7.8 $ 42.3 $ 31.2 Adjusted gross profit $ 17.9 $ 12.6 $ 64.9 $ 45.6 Net loss $ (63.7) $ (70.3) $ (297.8) $ (241.3) Adjusted EBITDA $ (51.7) $ (51.2) $ (225.1) $ (184.2) Gross profit margin 14% 19% 16% 24% Adjusted gross profit margin 20% 31% 25% 36% Ratio of Adjusted Gross Profit to Gross Earned Premium 12% 14% 13% 16% Gross loss ratio 89% 96% 90% 90% Net loss ratio 97% 98% 97% 93% 12

Guidance First Quarter 2023 We expect: • In force premium at March 31 of $635 - $637 million • Gross earned premium of $148 - $150 million • Revenue of $87 - $89 million • Adjusted EBITDA loss of ($65) - ($63) million • Stock-based compensation expense of approximately $15 million • Capital expenditures of approximately $2 million • Weighted total common shares outstanding of approximately 70 million Full Year 2023 We expect: • In force premium at December 31 of $695 - $700 million • Gross earned premium of $632 - $636 million • Revenue of $375 - $379 million • Adjusted EBITDA loss of ($245) - ($240) million • Stock-based compensation expense of approximately $60 million • Capital expenditures of approximately $8 million • Weighted total common shares outstanding of approximately 72 million 13

A full reconciliation of Adjusted EBITDA guidance to net loss on a forward- looking basis cannot be provided without unreasonable efforts, as we are unable to provide reconciling information with respect to income tax expense, depreciation and amortization, interest income, net investment income, and other transactions that we consider to be unique in nature, all of which are adjustments to Adjusted EBITDA. The variability of these excluded items may have a significant, and potentially unpredictable impact on our future GAAP financial results. We have provided a reconciliation of GAAP to non-GAAP financial measures for the fourth quarter 2022 in the reconciliation tables at the end of this letter. 14

Non-GAAP financial measures and key operating metrics The non-GAAP financial measures used in this letter to shareholders are adjusted gross profit, Ratio of Adjusted Gross Profit to Gross Earned Premium, and adjusted EBITDA. We define adjusted EBITDA as net loss excluding interest income and expense, income tax expense, depreciation, amortization, stock-based compensation, net investment income, change in fair value of warrants liability, other non-cash adjustments and other transactions that we consider to be unique in nature. We exclude these items from adjusted EBITDA because we do not consider them to be directly attributable to our underlying operating performance. We use adjusted EBITDA as an internal performance measure in the management of our operations because we believe it gives our management and other customers of our financial information useful insight into our results of operations and our underlying business performance. Adjusted EBITDA should not be viewed as a substitute for net loss calculated in accordance with GAAP, and other companies may define adjusted EBITDA differently. We define adjusted gross profit as gross profit excluding net investment income, interest income and expense plus fixed costs and overhead associated with our underwriting operations including employee-related costs and professional fees and other, and depreciation and amortization allocated to cost of revenue. After these adjustments, the resulting calculation is inclusive of only those variable costs of revenue incurred on the successful acquisition of business and without the volatility of investment income. We use adjusted gross profit as a key measure of our progress toward profitability and to consistently evaluate the variable contribution to our business from underwriting operations from period to period. We define Ratio of Adjusted Gross Profit to Gross Earned Premium as the ratio of adjusted gross profit to gross earned premium. The Ratio of Adjusted Gross Profit to Gross Earned Premium measures the relationship between 15 the underlying business volume and gross economic benefit generated by our underwriting operations, on the one hand, and our underlying profitability trends, on the other. We rely on this measure, which supplements our gross profit ratio as calculated in accordance with GAAP, because it provides management with insight into our underlying profitability trends over time. The non-GAAP financial measures used in this letter to shareholders have not been calculated in accordance with GAAP and should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. In addition, adjusted gross profit and adjusted gross profit margin, ratio of adjusted gross profit to gross earned premium, and adjusted EBITDA should not be construed as indicators of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Therefore, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies. Our management uses these non-GAAP financial measures, in conjunction with GAAP financial measures, as an integral part of managing our business and to, among other things: (i) monitor and evaluate the performance of our business operations and financial performance; (ii) facilitate internal comparisons of the historical operating performance of our business operations; (iii) facilitate external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of our management team; (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments. 16

Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this letter to shareholders. This letter to shareholders also includes key performance indicators, including customers, in force premium, premium per customer, annual dollar retention, gross earned premium, gross loss ratio and net loss ratio. We define customers as the number of current policyholders underwritten by us or placed by us with third-party insurance partners (who pay us recurring commissions) as of the period end date. A customer that has more than one policy counts as a single customer for the purposes of this metric. We view customers as an important metric to assess our financial performance because customer growth drives our revenue, expands brand awareness, deepens our market penetration, creates additional upsell and cross-sell opportunities and generates additional data to continue to improve the functioning of our platform. We define in force premium ("IFP") as the aggregate annualized premium for customers as of the period end date. At each period end date, we calculate IFP as the sum of: (i) In force written premium — the annualized premium of in force policies underwritten by us; and (ii) In force placed premium — the annualized premium of in force policies placed with third party insurance companies for which we earn a recurring commission payment. In force placed premium currently reflects less than 2% of IFP. The annualized value of premiums is a legal and contractual determination made by assessing the contractual terms with our customers. The annualized value of contracts is not determined by reference to historical revenues, deferred revenues or any other GAAP financial measure over any period. IFP is not a forecast of future revenues nor is it a reliable indicator of revenue expected to be earned in any given period. We believe that our calculation of IFP is useful to analysts and investors because it captures the impact of growth in customers and premium per customer at the end of each reported period, without 17 adjusting for known or projected policy updates, cancellations, rescissions and non-renewals. We use IFP because we believe it gives our management useful insight into the total reach of our platform by showing all in force policies underwritten and placed by us. Other companies, including companies in our industry, may calculate IFP differently or not at all, which reduces the usefulness of IFP as a tool for comparison. We define premium per customer as the average annualized premium customers pay for products underwritten by us or placed by us with third- party insurance partners. We calculate premium per customer by dividing IFP by customers. We view premium per customer as an important metric to assess our financial performance because premium per customer reflects the average amount of money our customers spend on our products, which helps drive strategic initiatives. We define annual dollar retention ("ADR"), as the percentage of IFP retained over a twelve month period, inclusive of changes in policy value, changes in number of policies, changes in policy type, and churn. To calculate ADR we first aggregate the IFP from all active customers at the beginning of the period and then aggregate the IFP from those same customers at the end of the period. ADR is then equal to the ratio of ending IFP to beginning IFP. We believe that our calculation of ADR is useful to analysts and investors because it captures our ability to retain customers and sell additional products and coverage to them over time. We view ADR as an important metric to measure our ability to provide a delightful end-to-end customer experience, satisfy our customers’ evolving insurance needs and maintain our customers’ trust in our products. Our customers become more valuable to us every year they continue to subscribe to our products. Other companies, including companies in our industry, may calculate ADR differently or not at all, which reduces the usefulness of ADR as a tool for comparison. 18

Gross earned premium is the earned portion of our gross written premium. Gross earned premium includes direct and assumed premium. We use this operating metric as we believe it gives our management and other users of our financial information useful insight into the gross economic benefit generated by our business operations and allows us to evaluate our underwriting performance without regard to changes in our underlying reinsurance structure. Unlike net earned premium, gross earned premium excludes the impact of premiums ceded to reinsurers, and therefore should not be used as a substitute for net earned premium, total revenue, or any other measure presented in accordance with GAAP. We define gross loss ratio, expressed as a percentage, as the ratio of losses and loss adjustment expense to gross earned premium. We define net loss ratio, expressed as a percentage, as the ratio of losses and loss adjustment expense, less amounts ceded to reinsurers, to net earned premium. 19

Links The information contained on, or that can be accessed through, hyperlinks included herein is deemed not to be incorporated in or part of this shareholder letter. Earnings teleconference information The Company will discuss its fourth quarter 2022 financial results and business outlook during a teleconference on February 23, 2023, at 8:00 AM ET. The conference call (access code 866323) can be accessed toll-free at 1-844-200-6205, or at 1-929-526-1599. A live audio webcast of the call will also be available simultaneously at https://investor.lemonade.com Following completion of the call, a recorded replay of the webcast will be available on the investor relations section of Lemonade’s website. Additional investor information can be accessed at https://investor.lemonade.com About Lemonade Lemonade offers renters, homeowners, pet, car, and life insurance. Powered by artificial intelligence and behavioral economics, Lemonade’s full stack insurance carriers in the US and the EU replace brokers and bureaucracy with bots and machine learning, aiming for zero paperwork and instant everything. A Certified B-Corp, Lemonade gives unused premiums to nonprofits selected by its community, during its annual Giveback. Lemonade is currently available in the United States, the UK, Germany, the Netherlands, and France, and continues to expand globally. 20

For more information, please visit www.lemonade.com, and follow Lemonade on Twitter or Instagram. Media inquiries: press@lemonade.com Investor contact: ir@lemonade.com Forward-looking statement safe harbor This letter to shareholders contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this letter to shareholders that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our anticipated financial performance, including our financial outlook for the first quarter and full year 2023, our expectations related to the anticipated benefits of the Metromile acquisition, our anticipated growth, our industry, business strategy, plans, goals and expectations concerning our market position, future operations and other financial and operating information. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our history of losses and the fact that we may not achieve or maintain profitability in the future; risks related to our ability to retain and expand our customer base and product offerings; the risk that the “Lemonade” brand may not become as widely known as incumbents’ brands or the brand may become tarnished; the denial of claims or our failure to accurately and timely pay claims; our ability to attain greater value from each user; the novelty of our business model and its unpredictable efficacy and susceptibility to unintended consequences; risks related to the possibility that we could be forced to modify or eliminate our Giveback; risks related to the examinations and other targeted investigations by our primary and other 21 state insurance regulators; our limited operating history; our ability to manage our growth effectively; risks related to the intense competition in the segments of the insurance industry in which we operate; risks related to the availability of reinsurance at current levels and prices; our exposure to counterparty risks; our ability to maintain our risk-based capital at the required levels; risks related to the operation, development, and implementation of our proprietary artificial intelligence algorithms and telematics based pricing model; risks related to our dependence on search engines, social media platforms, digital app stores, content-based online advertising and other online sources to attract consumers to our website and our online app; risks related to the loss of personal customer information as a result of security incidents or real or perceived errors, failures or bugs in our systems, website or app; risks related to our actual or perceived failure to protect customer information and other data, respect customers’ privacy, or comply with data privacy and security laws and regulations; risks related to our ability to comply with extensive insurance industry regulations and additional regulatory requirements specific to other vertical markets that we enter or have entered, including auto, pet and life insurance, and the need to devote additional resources to comply with these regulations; the ability of Lemonade to successfully complete the integration of Metromile’s operations, product lines and technology; the ability of Lemonade to continue to implement its plans, forecasts and other expectations with respect to Metromile’s business and realize additional opportunities for growth and innovation; the ability of Lemonade to realize the anticipated synergies from the Metromile acquisition in the anticipated amounts or within the anticipated timeframes or cost expectations or at all; the ability to maintain relationships with Lemonade’s and Metromile’s respective employees, customers, other business partners and governmental authorities; and risks related to the our inability to predict the impacts of severe weather events and other catastrophes, including the effects of climate change and COVID-19 on our business, and the global economy generally. 22

These and other important factors are discussed under the caption “Risk Factors” in our Form 10-K filed with the SEC on March 1, 2022, our Form 10- Q filed with the SEC on November 9, 2022, and in our other and subsequent filings with the SEC, including our Form 10-K to be filed for the year ended December 31, 2022, could cause actual results to differ materially from those indicated by the forward-looking statements made in this letter to shareholders. Any such forward-looking statements represent management’s beliefs as of the date of this letter to shareholders. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. 23

Consolidated Statements of Operations and Comprehensive Loss $ in millions, except per share amounts Three Months Ended December 31, Year Ended December 31, 2022 2021 2022 2021 (unaudited) Revenue Net earned premium $ 63.2 $ 25.4 $ 172.4 $ 77.0 Ceding commission income 17.7 13.0 64.1 44.9 Net investment income 3.7 0.9 8.4 1.9 Commission and other income 3.8 1.7 11.8 4.6 Total revenue 88.4 41.0 256.7 128.4 Expense Loss and loss adjustment expense, net 61.5 24.9 167.3 71.9 Other insurance expense 13.1 7.8 44.0 24.1 Sales and marketing 27.2 37.2 138.3 141.6 Technology development 23.5 16.4 79.6 51.8 General and administrative 31.2 23.1 122.3 72.6 Total expense 156.5 109.4 551.5 362.0 Loss before income taxes (68.1) (68.4) (294.8) (233.6) Income tax expense (4.4) 1.9 3.0 7.7 Net loss $ (63.7) $ (70.3) $ (297.8) $ (241.3) Other comprehensive loss, net of tax Unrealized (loss) gain on investments in fixed maturities 5.4 (4.5) (18.4) (5.7) Foreign currency translation adjustment 2.3 1.0 (5.8) 0.5 Comprehensive loss $ (56.0) $ (73.8) $ (322.0) $ (246.5) Per share data: Net loss per share attributable to common stockholders — basic and diluted $ (0.93) $ (1.14) $ (4.59) $ (3.94) Weighted average common shares outstanding — basic and diluted 69,190,353 61,634,509 64,921,524 61,224,433 24

Consolidated Balance Sheets $ in millions, except per share amounts December 31, 2022 2021 Assets Investments Fixed maturities available-for-sale, at fair value (amortized cost: $673.5 million and $696.8 million as of December 31, 2022 and 2021, respectively) $ 650.3 $ 691.4 Short-term investments (cost: $99.9 million and $110.4 million as of December 31, 2022 and 2021, respectively) 99.8 110.4 Total investments 750.1 801.8 Cash, cash equivalents and restricted cash 286.5 270.6 Premium receivable, net of allowance for credit losses of $2.7 million and $1.6 million as of December 31, 2022 and 2021, respectively 179.6 127.0 Reinsurance recoverable 156.8 89.8 Prepaid reinsurance premium 164.5 149.6 Deferred acquisition costs 6.9 6.2 Property and equipment, net 19.6 11.7 Intangible assets 32.5 0.6 Goodwill 10.9 — Other assets 75.2 53.2 Total assets $ 1,682.6 $ 1,510.5 Liabilities and Stockholders' Equity Unpaid losses and loss adjustment expenses $ 248.1 $ 97.9 Unearned premium 288.0 207.7 Trade payables 1.1 1.0 Funds held for reinsurance treaties 136.0 103.1 Deferred ceding commission 39.7 36.5 Ceded premium payable 18.4 18.7 Other liabilities and accrued expenses 84.5 57.4 Total liabilities 815.8 522.3 Commitments and contingencies Stockholders' equity Common stock, $0.00001 par value, 200,000,000 shares authorized as of December 31, 2022 and 2021; 69,275,030 shares and 61,660,996 shares issued and outstanding as of December 31, 2022 and 2021, respectively — — Additional paid-in capital 1,754.1 1,553.5 Accumulated deficit (859.7) (561.9) Accumulated other comprehensive loss (27.6) (3.4) Total stockholders' equity 866.8 988.2 Total liabilities and stockholders' equity $ 1,682.6 $ 1,510.5 25

Consolidated Statements of Cash Flows $ in millions Year Ended December 31, 2022 2021 Cash flows from operating activities: Net loss $ (297.8) $ (241.3) Adjustments to reconcile net loss to net cash used in operating activities: Depreciation and amortization 12.2 3.7 Stock-based compensation 59.3 44.1 Amortization of premium (discount) on bonds 6.7 (4.2) Provision for bad debt 8.7 6.2 Changes in operating assets and liabilities: Premium receivable (43.8) (47.2) Reinsurance recoverable (52.6) (40.8) Prepaid reinsurance premium (14.9) (58.3) Deferred acquisition costs (0.8) (2.7) Other assets (7.0) (38.6) Unpaid losses and loss adjustment expenses 74.0 51.6 Unearned premium 65.1 83.9 Trade payables (0.7) (0.4) Funds held for reinsurance treaties 32.9 41.0 Deferred ceding commission 3.2 14.1 Ceded premium payable (12.4) 5.7 Other liabilities and accrued expenses 4.9 38.6 Net cash used in operating activities (163.0) (144.6) Cash flows from investing activities: Acquisition of business, net of cash acquired 98.8 — Proceeds from short-term investments sold or matured 224.5 20.2 Proceeds from bonds sold or matured 138.0 27.2 Cost of short-term investments acquired (136.7) (130.8) Cost of bonds acquired (133.4) (712.0) Purchases of property and equipment (10.1) (9.4) Net cash provided by (used in) investing activities 181.1 (804.8) Cash flows from financing activities: Proceeds from Initial Public Offering and Follow-on Offering, net of underwriting discounts and commissions and offering costs — 640.3 Proceeds from stock exercises 3.6 9.3 Net cash provided by financing activities 3.6 649.6 Effect of exchange rate changes on cash, cash equivalents and restricted cash (5.8) (1.0) Net increase (decrease) in cash, cash equivalents and restricted cash 15.9 (300.8) Cash, cash equivalents and restricted cash at beginning of year 270.6 571.4 Cash, cash equivalents and restricted cash at end of year $ 286.5 $ 270.6 Supplemental disclosure of cash flow information: Cash paid for income taxes $ 3.4 $ 3.2 Non-cash transactions: Warrants assumed from acquisition of Metromile $ 0.3 $ — 26

Reconciliation of Non-GAAP Financial Measures to their Most Directly Comparable GAAP Financial Measures Adjusted Gross Profit and Adjusted Gross Profit Margin The following table provides a reconciliation of total revenue to adjusted gross profit and the related adjusted gross profit margin for the periods presented: Three Months Ended December 31, Year Ended December 31, 2022 2021 2022 2021 ($ in millions) Total revenue $ 88.4 $ 41.0 $ 256.7 $ 128.4 Adjustments: Loss and loss adjustment expense, net $ (61.5) $ (24.9) $ (167.3) $ (71.9) Other insurance expense (13.1) (7.8) (44.0) (24.1) Depreciation and amortization (1.1) (0.5) (3.1) (1.2) Gross profit $ 12.7 $ 7.8 $ 42.3 $ 31.2 Gross profit margin (% of total revenue) 14% 19% 16% 24% Adjustments: Net investment income $ (3.7) $ (0.9) $ (8.4) $ (1.9) Interest income (0.4) — (0.7) — Employee-related costs 3.8 3.4 15.9 9.2 Professional fees and other 4.4 1.8 12.7 5.9 Depreciation and amortization 1.1 0.5 3.1 1.2 Adjusted gross profit $ 17.9 $ 12.6 $ 64.9 $ 45.6 Adjusted gross profit margin (% of total revenue) 20% 31% 25% 36% 27

Ratio of Adjusted Gross Profit to Gross Earned Premium The following table sets forth our calculation of the Ratio of Adjusted Gross Profit to Gross Earned Premium for the periods presented: Three Months Ended December 31, Year Ended December 31, 2022 2021 2022 2021 ($ in millions) Numerator: Adjusted gross profit $ 17.9 $ 12.6 $ 64.9 $ 45.6 Denominator: Gross earned premium $ 151.3 $ 89.3 $ 490.5 $ 292.0 Ratio of Adjusted Gross Profit to Gross Earned Premium 12% 14% 13% 16% Adjusted EBITDA The following table provides a reconciliation of adjusted EBITDA to net loss for the periods presented: Three Months Ended December 31, Year Ended December 31, 2022 2021 2022 2021 ($ in millions) Net loss $ (63.7) $ (70.3) $ (297.8) $ (241.3) Adjustments: Income tax (benefit) expense $ (4.4) $ 1.9 $ 3.0 $ 7.7 Depreciation and amortization 5.4 1.2 12.2 3.7 Stock-based compensation 15.7 13.4 58.5 44.1 Transaction and integration costs (1) — 3.5 8.4 3.5 Interest income (0.5) — (0.8) — Net investment income (3.7) (0.9) (8.4) (1.9) Change in fair value of warrants liability $ (0.5) $ — $ (0.2) $ — Adjusted EBITDA $ (51.7) $ (51.2) $ (225.1) $ (184.2) (1) Total transaction and integration costs for the year ended December 31, 2022 was $8.4 million related to the Metromile Acquisition, comprised of $1.8 million of professional services and other costs, and $6.6 million of retention and severance costs, of which $0.8 million was stock-based compensation. 28

Supplemental Financial Information $ in millions, unaudited Stock-based compensation Three Months Ended December 31, Year Ended December 31, 2022 2021 2022 2021 Loss and loss adjustment expense, net $ 0.8 $ 0.5 $ 2.7 $ 1.5 Other insurance expense 0.4 0.2 1.6 1.0 Sales and marketing 1.6 1.3 6.6 5.1 Technology development 6.8 5.4 24.4 18.2 General and administrative 6.1 6.0 24.0 18.3 Total stock-based compensation expense $ 15.7 $ 13.4 $ 59.3 $ 44.1 Written and Earned Premium Three Months Ended December 31, Year Ended December 31, 2022 2021 2022 2021 Gross written premium $ 145.0 $ 93.6 $ 555.7 $ 375.7 Ceded written premium (71.1) (63.3) (333.1) (273.4) Net written premium $ 73.9 $ 30.3 $ 222.6 $ 102.3 Three Months Ended December 31, Year Ended December 31, 2022 2021 2022 2021 Gross earned premium $ 151.3 $ 89.3 $ 490.5 $ 292.0 Ceded earned premium (88.1) (63.9) (318.1) (215.0) Net earned premium $ 63.2 $ 25.4 $ 172.4 $ 77.0 29

Historical Operating Metrics

$ in millions except Premium per customer

	Dec. 31, 2020	Mar. 31, 2021	Jun. 30, 2021	Sept. 30, 2021	Dec. 31, 2021	Mar. 31, 2022	Jun. 30, 2022	Sept. 30, 2022	Dec. 31, 2022
Customers (end of period)	1,000,802	1,096,618	1,206,172	1,363,754	1,427,481	1,504,197	1,579,936	1,775,824	1,807,548
In force premium (end of period)	$ 213.0	$ 251.7	$ 296.8	$ 346.7	$ 380.1	$ 419.0	$ 457.6	$ 609.2	$ 625.1
Premium per customer (end of period)	$ 213	$ 229	$ 246	$ 254	$ 266	$ 279	$ 290	$ 343	$ 346
Annual dollar retention (end of period)	79%	81%	82%	82%	82%	82%	83%	84%	86%
Total revenue	$ 20.5	$ 23.5	$ 28.2	$ 35.7	$ 41.0	$ 44.3	$ 50.0	$ 74.0	$ 88.4
Gross earned premium	$ 50.0	$ 56.2	$ 66.9	$ 79.6	$ 89.3	$ 96.0	$ 106.8	$ 136.4	$ 151.3
Gross profit	$ 7.5	$ 1.9	$ 9.8	$ 11.7	$ 7.8	$ 10.2	$ 11.3	$ 8.1	$ 12.7
Adjusted gross profit	$ 9.5	$ 5.0	$ 12.8	$ 15.2	$ 12.6	$ 16.3	$ 17.5	$ 13.2	$ 17.9
Net loss	$ (33.9)	$ (49.0)	$ (55.6)	$ (66.4)	$ (70.3)	$ (74.8)	$ (67.9)	$ (91.4)	$ (63.7)
Adjusted EBITDA	$ (29.7)	$ (41.3)	$ (40.4)	$ (51.3)	$ (51.2)	$ (57.4)	$ (50.3)	$ (65.7)	$ (51.7)
Gross profit margin	37%	8%	35%	33%	19%	23%	23%	11%	14%
Adjusted gross profit margin	46%	21%	45%	43%	31%	37%	35%	18%	20%
Ratio of Adjusted Gross Profit to Gross Earned Premium	19%	9%	19%	19%	14%	17%	16%	10%	12%
Gross loss ratio	73%	121%	74%	77%	96%	90%	86%	94%	89%
Net loss ratio	76%	120%	80%	81%	98%	89%	90%	105%	97%

30

Appendix to the Q4 2022 Shareholder Letter

Customers (in ‘000s) In Force Premium ($s in m) 27% 43% YoY growth 64%78% 1,001 1,427 1,808 Q4 20 Q4 21 Q4 22 $213.0 $380.1 $625.1 Q4 20 Q4 21 Q4 22 $213 $266 $346 Q4 20 Q4 21 Q4 22 Premium Per Customer 30% 25% * = Appendix p.2

Gross Earned Premium (“GEP”) ($s in m) Revenue (1) ($s in m) $20.5 $41.0 $88.4 Q4 20 Q4 21 Q4 22 116%100%YoY growth $50.0 $89.3 $151.3 Q4 20 Q4 21 Q4 22 69% 79% (1) Our ‘proportional reinsurance’ agreements went into effect at the beginning of Q3 20, increasing the proportion of premium that is ceded. This drives the YoY decline in revenue in 2020. Appendix p.3

Loss Ratio Gross Loss Ratio (1) Net Loss Ratio (1) (1) We define gross loss ratio, expressed as a percentage, as the ratio of losses and loss adjustment expense to gross earned premium, and net loss ratio, expressed as a percentage, as the ratio of losses and loss adjustment expense, less amounts ceded to reinsurers, to net earned premium. Appendix p.4 72% 67% 72% 73% 121% 74% 77% 96% 90% 86% 94% 89%72% 70% 65% 76% 120% 80% 81% 98% 89% 90% 105% 97% Q1 20 Q2 20 Q3 20 Q4 20 Q1 21 Q2 21 Q3 21 Q4 21 Q1 22 Q2 22 Q3 22 Q4 22

Gross Profit ($s in m) Gross Profit Margin 63%4% 37% 19% 14% Q4 20 Q4 21 Q4 22 YoY growth Appendix p.5 $7.5 $7.8 $12.7 Q4 20 Q4 21 Q4 22

Adj. Gross Profit (1) ($s in m) Ratio of Adj. Gross Profit to GEP $9.5 $12.6 $17.9 Q4 20 Q4 21 Q4 22 42%33% (1) This is a non-GAAP metric. For a description of these metrics and a reconciliation to the most directly comparable GAAP measure, please see "Reconciliation of Non-GAAP Financial Measures to GAAP" and "Non-GAAP financial measures and key operating metrics". 19% 14% 12% Q4 20 Q4 21 Q4 22 YoY growth Appendix p.6

(22.9) (37.2) (27.2) ($44.6) ($84.5) ($95.0) Q4 20 Q4 21 Q4 22 Other insurance expense Sales and marketing Technology development General and administrative Operating Expenses (1) ($s in m) (1) Represents total expense less loss and loss adjustment expense, net. Appendix p.7

Net Loss ($s in m) Adj. EBITDA (1) ($s in m) (1%)(72%) YoY growth 9% (107%) (1) This is a non-GAAP metric. For a description of these metrics and a reconciliation to the most directly comparable GAAP measure, please see "Reconciliation of Non-GAAP Financial Measures to GAAP" and "Non-GAAP financial measures and key operating metrics". Appendix p.8 ($33.9) ($70.3) ($63.7) Q4 20 Q4 21 Q4 22 ($29.7) ($51.2) ($51.7) Q4 20 Q4 21 Q4 22

Guidance (1) ($s in m)Q1 2023 Full Year 2023 $635 $637 $148 $150 $87 $89 ($65) ($63) ($245) ($240) $375 $379 $632 $636 $695 $700 Low High Low High In Force Premium (as of end of period) Gross Earned Premium Revenue Adj. EBITDA (2) (1) We expect the variability of these excluded items may have a significant, and potentially unpredictable impact on our future GAAP financial results. (2) Adj. EBITDA is a non-GAAP metric. A full reconciliation of Adj. EBITDA guidance to net loss on a forward-looking basis cannot be provided without unreasonable efforts, as we are unable to provide reconciling information with respect to income tax expense, depreciation and amortization, interest income, net investment income, and other transactions that we consider to be unique in nature, all of which are adjustments to Adj. EBITDA. We estimate that stock-based compensation for the first quarter and full year 2023 is approximately $15m and $60m, respectively. Appendix p.9